Arbor Realty Trust Completes Retirement of $336 Million of Debt with Wachovia

UNIONDALE, N.Y., July 7 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR) today announced that effective June 30, 2010 it has closed on the previously disclosed agreement with Wachovia Bank, National Association to retire $335.6 million of outstanding debt. As of March 31, 2010, $113.7 million remained due on the discounted payoff. The Company was able to satisfy this amount from a combination of utilizing other debt facilities, corporate liquidity and proceeds from the repayment of loans. As a result of this transaction, the Wachovia facility has been terminated, the Company has no remaining debt outstanding with Wachovia and has a new $26 million financing facility with another financial institution. This facility has a term of six months, is secured by two of the Company's loans and bears interest at a rate of 500 basis points over one-month LIBOR. The Company expects that the two loans securing this facility will be repaid prior to its maturity and such proceeds will be used to repay the facility.

The Company will record a gain from this transaction of approximately $150 million, net of fees and certain expenses, in its second quarter 2010 financial statements.

"We are extremely pleased that we were able to complete the retirement of our outstanding debt with Wachovia." stated Ivan Kaufman, Chief Executive Officer. "The completion of this transaction was our last significant remaining objective in completing the restructuring of our entire balance sheet. This effectively eliminates nearly all of our short-term recourse debt and generates a significant gain and increase to book value. The Company is now well positioned to return to its core commercial lending business and to actively participate in the accretive opportunities that are available in the market."

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate and capital markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2009 and its other reports filed with the SEC.  Such forward-looking statements speak only as of the date of this press release.  Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts:	Investors:
Arbor Realty Trust, Inc.	Amy Glynn
Paul Elenio, Chief Financial Officer	The Ruth Group
516-506-4422	646-536-7023
pelenio@arbor.com	aglynn@theruthgroup.com

Media:
Bonnie Habyan, SVP of Marketing
516-506-4615
bhabyan@arbor.com

CONTACT: Arbor Realty Trust, Inc., Paul Elenio, Chief Financial Officer, +1-516-506-4422, pelenio@arbor.com; or Media, Bonnie Habyan, SVP of Marketing, +1-516-506-4615, bhabyan@arbor.com; or Investors, Amy Glynn, The Ruth Group, +1-646-536-7023, aglynn@theruthgroup.com